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                                                                    EXHIBIT 12.1

                      DOSKOCIL MANUFACTURING COMPANY, INC.

                  PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

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                                               FOR THE LATEST
                                               TWELVE MONTHS    FOR THE THREE
                                                   ENDED         MONTHS ENDED
                                               JUNE 30, 1997  SEPTEMBER 30, 1997
                                               -------------- ------------------
FIXED CHARGES
  Pro forma interest expense.................     $15,313           $4,476
  Portion of rent representing interest......       1,300              289
                                                  -------           ------
                                                   16,613           $4,765
                                                                    ======
EARNINGS
  Pro forma pre tax income (loss)............      (5,758)          $1,492
  Fixed charges per above....................      16,613            4,765
                                                  -------           ------
                                                   10,855           $6,257
                                                  -------           ======
Deficiency of pro forma earnings to fixed
 charges.....................................     $ 5,758
                                                  =======
Pro forma ratio of earnings to fixed charges.                         1.3x
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